Exhibit 99.2
NEWS RELEASE
NABORS PRICES $700 MILLION IN SENIOR UNSECURED DEBT OFFERING
HAMILTON, Bermuda, August 16, 2011 — PRNewswire/FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that its wholly owned subsidiary, Nabors Industries, Inc., has priced $700 million in Senior Unsecured Notes due 2021, following the private placement offering it announced earlier today. The notes will bear interest at a rate of 4.625 percent and will be fully and unconditionally guaranteed by Nabors Industries Ltd. The notes were offered at 99.654 percent of the face value, bringing the yield to 4.668 percent. The proceeds are intended to be used for general corporate purposes, including repayment of debt. The transaction is expected to close on or about August 23, 2011.
The notes will be offered to qualified institutional buyers under Rule 144A and may be offered in offshore transactions pursuant to Regulation S. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.